Exhibit 99.3

NEOLEUKIN THERAPEUTICS, INC.

INDUCEMENT OPTION AGREEMENT

Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Option Agreement (this “Option Agreement”), Neoleukin Therapeutics, Inc. (the “Company”) has granted you an option to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice (the “Option”). The details of your Option, in addition to those set forth in the Grant Notice, are as follows:

1. NON-PLAN GRANT. The Option is granted to you as a stand-alone award, separate and apart from, and outside of, the Company’s 2014 Equity Incentive Plan (the “Plan”), and shall not constitute an award granted under or pursuant to the Plan. However, except as otherwise expressly stated herein, the Option is governed by terms and conditions identical to those of the Plan, which are incorporated herein by reference. In the event of any conflict between the terms and conditions of this Option Agreement and the terms and conditions of the Plan, the terms and conditions of this Option Agreement shall govern. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Plan.

2. EMPLOYMENT INDUCEMENT. This Option is intended to constitute an employment inducement award pursuant to Nasdaq Stock Market Listing Rule 5635(c)(4), and consequently is intended to be exempt from the Nasdaq listing rules regarding stockholder approval of equity compensation plans. This Option Agreement and the terms and conditions of the Option shall be interpreted in accordance and consistent with such exemption.

3. VESTING. Subject to the provisions contained herein, your Option will vest as provided in your Grant Notice. Vesting will cease upon the termination of your Continuous Service.

4. NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of Common Stock subject to your Option and your exercise price per share in your Grant Notice will be adjusted for Capitalization Adjustments.

5. EXERCISE RESTRICTION FOR NON-EXEMPT EMPLOYEES. If you are or become an Employee based in the United States eligible for overtime compensation under the United States Fair Labor Standards Act of 1938, as amended (that is, a “Non-Exempt Employee”), and except as otherwise provided in the Plan, you may not exercise your option until you have completed at least six (6) months of Continuous Service measured from the Date of Grant, even if you have already been an employee for more than six (6) months. Consistent with the provisions of the United States Worker Economic Opportunity Act, if you are a Non-Exempt Employee, you may exercise your option as to any vested portion prior to such six (6) month anniversary in the case of (i) your death or disability, (ii) a Corporate Transaction in which your option is not assumed, continued or substituted, (iii) a Change in Control or (iv) your termination of Continuous Service on your “retirement” (as defined in the Company’s benefit plans).

6. METHOD OF PAYMENT. You must pay the full amount of the exercise price for the shares you wish to exercise. The exercise price is payable in United States dollars. You may pay the exercise price in cash or by check, bank draft or money order payable to the Company or in any other manner permitted by your Grant Notice, which may include one or more of the following:

(a)

Provided that at the time of exercise the Common Stock is publicly traded, pursuant to a program developed under Regulation T as promulgated by the United States Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds. This manner of payment is also known as a “broker-assisted exercise”, “same day sale”, or “sell to cover”.

(b)

Subject to the consent of the Company at the time of exercise, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise of your Option by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price. You must pay any remaining balance of the aggregate exercise price not satisfied by the “net exercise” in cash or other permitted form of payment. Shares of Common Stock will no longer be outstanding under your Option and will not be exercisable thereafter if those shares (i) are used to pay the exercise price pursuant to the “net exercise,” (ii) are delivered to you as a result of such exercise, and (iii) are withheld to satisfy any applicable Tax-Related Items (as defined in Section 12 below).

(c)

Provided that at the time of exercise the Common Stock is publicly traded, by delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your Option, will include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. You may not exercise your Option by delivery to the Company of Common Stock if doing so would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.

7. WHOLE SHARES. You may exercise your Option only for whole shares of Common Stock.

8. SECURITIES LAW AND OTHER COMPLIANCE. In no event may you exercise your Option unless the shares of Common Stock issuable upon exercise are then registered under the Securities Act of 1933, as amended (the “Securities Act”) or, if not registered, the Company has determined that your exercise and the issuance of the shares would be exempt from the registration requirements of the Securities Act. The exercise of your Option also must comply with all other applicable laws and regulations governing your Option, and you may not exercise your Option if the Company determines that such exercise would not be in material compliance with such laws and regulations (including any restrictions on exercise required for compliance with United States Treasury Regulation 1.401(k)-1(d)(3), if applicable). You understand that the Company is under no obligation to register or qualify the shares with any securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. Further, you agree that the Company shall have unilateral authority to amend the Option Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of shares.

9. TERM. You may not exercise your Option before the Date of Grant or after the expiration of the Option’s term. The term of your Option expires, subject to provisions of Section 5(h) of the Plan, upon the earliest of the following:

(a)	immediately upon the termination of your Continuous Service for Cause;

(b)

three (3) months after the termination of your Continuous Service for any reason other than Cause, your Disability or your death (except as otherwise provided in Section 9(d) below); provided, however, that if during any part of such three (3) month period your Option is not exercisable solely because of the condition set forth in the section above relating to “Securities Law and Other Compliance,” your Option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service; provided further, if during any part of such three (3) month period, the sale of any Common Stock received upon exercise of your Option would violate the Company’s insider trading policy, then your Option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service during which the sale of the Common Stock received upon exercise of your Option would not be in violation of the Company’s insider trading policy. Notwithstanding the foregoing, if (i) you are a Non-Exempt Employee, (ii) your Continuous Service terminates within six (6) months after the Date of Grant, and (iii) you have vested in a portion of your Option at the time of your termination of Continuous Service, your Option will not expire until the earlier of (x) the later of (A) the date that is seven (7) months after the Date of Grant, and (B) the date that is three (3) months after the termination of your Continuous Service, and (y) the Expiration Date;

(c)	twelve (12) months after the termination of your Continuous Service due to your Disability (except as otherwise provided in Section 9(d) below);

(d)	eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates for any reason other than Cause;

(e)	the Expiration Date indicated in your Grant Notice; or

(f)	the day before the tenth (10th) anniversary of the Date of Grant.

10. EXERCISE. You may exercise the vested portion of your Option during its term by (i) delivering a Notice of Exercise (in a form designated by the Company) or completing such other documents and/or procedures designated by the Company for exercise and (ii) paying the exercise price and any applicable Tax-Related Items to the Company’s Secretary, stock plan administrator, or such other person as the Company may designate, together with such additional documents as the Company may then require.

11. TRANSFERABILITY. Except as otherwise provided in this Section 11, your Option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Upon receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company, in a form approved by the Company and any broker designated by the Company to handle option exercises, designate a third party who, on your death, will thereafter be entitled to exercise this Option and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, your executor or administrator of your estate will be entitled to exercise this Option and receive, on behalf of your estate, the Common Stock or other consideration resulting from such exercise.

12. RESPONSIBILITY FOR TAXES.

(a)

You acknowledge that, regardless of any action taken by the Company or, if different, your employer (the “Employer”) the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your Option and legally applicable to you or deemed by the Company or the Employer in its discretion to be an appropriate charge to you even if legally applicable to the Company or the Employer (“Tax-Related Items”) is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. Further, if you are subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)

Prior to the relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations, if any, with regard to Tax-Related Items by (i) withholding from proceeds of the sale of shares of Common Stock acquired at exercise of the Option either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); (ii) withholding in shares of Common Stock to be issued at exercise of the Option; or (iii) withholding from your salary or other compensation paid to you by the Company, the Employer or any other Affiliate. Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering up to the applicable statutory withholding amounts, in which case you will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Common Stock subject to the exercised Option, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items.

(c)

Finally, you agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your Option that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares or the proceeds of the sale of shares of Common Stock if you fail to comply with your obligations in connection with the Tax-Related Items.

13. TAX CONSEQUENCES. You hereby agree that neither the Company nor the Employer are making any representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of your Option including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of shares of Common Stock acquired pursuant to such exercise and the receipt of any dividends. Further, you agree that neither the Company nor the Employer have a duty to design or administer the Option in a manner that minimizes your liability for Tax-Related Items or to achieve any particular tax result. You will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to Tax-Related Items arising from your Option. In particular, you acknowledge that this Option is exempt from Section 409A of the Code only if the exercise price per share specified in the Grant Notice is at least equal to the “fair market value” per share of the Common Stock on the Date of Grant and there is no other impermissible deferral of compensation associated with the Option.

14. OPTION NOT AN EMPLOYMENT OR SERVICE CONTRACT. Your Option grant is not an employment or service contract, and nothing in your Option will be deemed to create in any way whatsoever any obligation on your part to continue your employment with, or service to, the Company or an Affiliate, or of the Company or an Affiliate to continue your employment or service relationship. In addition, the Option grant will not obligate the Company or an Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

15. NO ADVICE REGARDING GRANT. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your Option, or your acquisition or sale of the underlying shares of Common Stock. You are hereby advised to consult with your own personal tax, legal and financial advisors before taking any action related to your Option.

16. GOVERNING LAW AND VENUE. The Option grant and the provisions of this Option Agreement are governed by, and subject to, the laws of the State of Delaware, without regard to the conflict of law provisions. For purposes of litigating any dispute that arises under this grant or the Option Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Washington, agree that such litigation shall be conducted in the courts of Seattle, Washington where this grant is made and/or to be performed.

17. IMPOSITION OF OTHER REQUIREMENTS. The Company reserves the right to impose other requirements on the Option and on any shares of Common Stock purchased upon exercise of the Option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

18. WAIVER. You acknowledge that a waiver by the Company of breach of any provision of this Option Agreement shall not operate or be construed as a waiver of any other provision of this Option Agreement, or of any subsequent breach by you or any other Optionholder.

19. NOTICES. Any notices provided for in your Option Agreement will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit with the postal service, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to this Option by electronic means. By accepting this Option, you consent to receive such documents by electronic delivery through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

20. SUBJECT TO RECOUPMENT. Your Option (and any compensation paid or shares issued under your Option) is subject to recoupment in accordance with The United States Dodd–Frank Wall Street Reform and the United States Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.

21. OTHER DOCUMENTS. You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes any prospectus relating to the Option grant. In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time.

22. EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The Option and any shares of Common Stock acquired upon exercise of the Option and the income and value of same will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

23. VOTING RIGHTS. You will not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this Option until such shares are issued to you. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Option Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

24. SEVERABILITY. If all or any part of this Option Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Option Agreement not declared to be unlawful or invalid. Any Section of this Option Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

25. MISCELLANEOUS.

(a)

The rights and obligations of the Company under your Option will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b)	You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Option.

(c)

You acknowledge and agree that you have reviewed your Option in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Option, and fully understand all provisions of your Option.

(d)

All obligations of the Company under this Option Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

*    *    *

This Option Agreement will be deemed to be signed by you upon the signing by you of the Grant Notice to which it is attached.

INDUCEMENT OPTION GRANT NOTICE

As a material inducement to the employment of _________ (“Optionholder”), Neoleukin Therapeutics, Inc. (the “Company”), hereby grants to Optionholder an option to purchase the number of shares of the Company’s Common Stock set forth below (the “Option”). This Option is subject to all of the terms and conditions as set forth in this Stock Option Grant Notice, the Option Agreement and the Notice of Exercise, which are attached hereto and incorporated herein in their entirety. This Option is granted separate and apart from, and outside of, the Company’s 2014 Equity Incentive Plan (the “Plan”), and shall not constitute an award granted under or pursuant to the Plan. However, except as otherwise expressly stated herein, the Option is governed by terms and conditions identical to those of the Plan, which are incorporated herein by reference. In the event of any conflict between the terms and conditions of this Stock Option Grant Notice, the Option Agreement and the Notice of Exercise and the terms and conditions of the Plan, the terms and conditions of this Stock Option Grant Notice, the Option Agreement and the Notice of Exercise shall govern. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Plan.

Date of Grant:

Vesting Commencement Date:

Number of Shares Subject to Option:

Exercise Price (Per Share):

Total Exercise Price:

Expiration Date:

Type of Grant:	Non-statutory Stock Option

Vesting Schedule:	[One-fourth (1/4th) of the total number of shares subject to the Option shall vest and become exercisable on the one-year anniversary of the Vesting Commencement Date, and 1/48th of the total number of shares subject to the Option shall vest and become exercisable on a monthly basis thereafter, such that 100% of the shares subject to the Option shall be vested and exercisable as of the four-year anniversary of the Vesting Commencement Date, in each case subject to Optionholder’s Continuous Service (as further described in Section 3 of the Option Agreement).]

Payment:	By one or a combination of the following items (described in the Option Agreement):

☒ By cash, check, bank draft or money order payable to the Company

☒ Pursuant to a “broker-assisted exercise”, “same day sale”, or “sell to cover” (a Regulation T Program) if the shares are publicly traded

☒ By delivery of already-owned shares if the shares are publicly traded

Additional Terms/Acknowledgements: Optionholder acknowledges receipt of, and understands and agrees to, this Stock Option Grant Notice, the Option Agreement and the Plan. Optionholder further acknowledges that as of the Date of Grant, this Stock Option Grant Notice and the Option Agreement set forth the entire understanding between Optionholder and the Company regarding this Option award and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of (i) options previously granted and delivered to Optionholder, (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law, and (iii) any written employment or severance arrangement that would provide for vesting acceleration of this Option upon the terms and conditions set forth therein.

By signing below or otherwise accepting this Option, Optionholder consents to receive such documents by electronic delivery through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

NEOLEUKIN THERAPEUTICS, INC.		OPTIONHOLDER:

By:
	Signature	Signature

Title:		Date:
Date:

ENCLOSURES: Option Agreement; Notice of Exercise